Exhibit 99.2

Kewaunee Scientific Corporation

2019 Shareholder Speech Transcript – August 28, 2019

Good morning. I would like to extend a warm welcome to our shareholders who have set aside time to join us today at Kewaunee’s 2019 annual shareholder meeting.

Before proceeding, the standard message from our attorneys.

From an agenda perspective, I will be sharing with you highlights from our most recently completed fiscal year ended April 30, 2019 as well as our results for the first quarter for fiscal year 2020, which were released last night after the close of business. I will then provide a brief update on our Outlook and an update on the Company’s market positioning and what I believe Kewaunee must do to win in the future. There will be time for questions at the end and I ask that you hold any questions until then.

Fiscal Year 2019 Review

As you know, Kewaunee is a global leader in the design, manufacture and installation of laboratory, healthcare and technical furniture products. Kewaunee has seen good times and not so good times during its century plus of existence. Fiscal year 2019 will be remembered as a not so good time as the Company’s performance worsened throughout the year, resulting in financial results that has not been experienced by the Company in a very long time. All key financial metrics – sales, gross profit, pre-tax earnings, and diluted earnings per share declined when compared to the prior year. Additionally, our order backlog ended the year at $100.8M, down from $116.3M at the end of the previous year.

Kewaunee’s Domestic operating segment designs, manufactures, and installs laboratory, healthcare, and technical furniture principally within the North American marketplace. While we do sell into the Canadian and South American markets, the United States represents a large majority of the Domestic Segment sales on an annual basis. We sell the products we manufacture to end-users through our dealer network, direct sales representatives and a stocking distributor. When we sell directly to the end-user, we often perform the installation on behalf of our customer.

During fiscal year 2019, Domestic sales were $116.6M, an increase of 1.7% from sales of $114.6M in the prior year as the market for our products remained favorable. While this growth was respectable on its surface, the timing of the orders did not permit us to operate our manufacturing facilities in an optimal manner.

To further explain, a disproportionate amount of the sales volume was generated during the first quarter of the fiscal year, with manufacturing loadings rapidly declining as we moved through the balance of the year. This resulted in a lack of operating leverage in the third and fourth quarters, negatively impacting profitability. Further affecting our performance was the inability to throttle up and down our skilled workforce in an environment where unemployment in Iredell County North Carolina has been at or below 3% persistently.

Also impacting our Domestic operations profitability during the year were higher raw material costs in cold-rolled carbon and stainless steel as well as epoxy resin which we were not able to pass along to customers. It is common in our marketplace for customer orders to require delivery at extended future dates as products are often to be installed in buildings yet to be constructed. Since prices are normally quoted on a firm basis in the industry, we bear the burden of unexpected increases in material costs between quotation of an order and delivery of the product, such as occurred with the tariffs imposed this past year. The unfavorable raw material cost impact to our earnings during fiscal year 2019 was approximately $2.1M.

Our International operating segment participates more broadly across the laboratory furniture construction value chain based on the market positioning of the Company as a leader in the provision of “turn-key” laboratory solutions. When we talk about “turn-key” solutions, we refer to our ability to participate in the design, manufacture, installation and maintenance of the laboratory for our customers. Currently, our International segment operates principally in the India, Middle East and Asian markets where we are often engaged in all aspects of the laboratory value chain.

International sales for the fiscal year were $30.0M, a decrease of 31.0% from sales of $43.5M in the prior year. The year-over-year decline in sales was primarily due to the fact that during the previous year, we delivered the single largest order ever awarded to Kewaunee for the College of Science complex for Kuwait University’s University City project. We did not have an order of this magnitude in fiscal year 2019, resulting in the decline in sales and corresponding profit. Our International operations were also negatively impacted in fiscal year 2019 by the year-over-year decline in the exchange rate of the Indian rupee versus the US dollar, which resulted in a decrease in revenue of approximately $2.4M.

Finally, we experienced higher corporate costs in fiscal year 2019 when compared to the prior year. First, as we entered fiscal year 2019, our market capitalization exceeded $75.0M, the threshold for the Company moving from being classified as a smaller reporting company by the SEC to being classified as an accelerated filer. This shift would come with increased compliance and audit requirements that we were preparing to meet, in the form of having to file our periodic reports faster, increase the scope of our required disclosures, develop a more robust internal audit capability and having to obtain an audit opinion on our internal control over financial reporting from our external auditor.

Secondly, there were a number of accounting standard related changes that we had to digest during the fiscal year including the adoption of the Tax Cuts and Jobs Act (“Tax Reform”), the new revenue recognition standard and the election to change our method of accounting for our domestic inventory. These accounting changes resulted in increased outside external professional fees to ensure we appropriately implemented the requirements.

Finally, there were one-time costs related to the management transition that occurred during the year.

In total these costs amounted to approximately $1.1M.

First Quarter Fiscal Year 2020

Sales for the first quarter of fiscal year 2020 were $39.3 million, a decrease of 6.7% from $42.2 million during the first quarter of fiscal year 2019. Recognizing the challenging second half of fiscal year 2019, I am pleased with the Company’s first quarter sales results and the progress we are making to return to sustained levels of profitability.

We are recovering from the decline in our Domestic volume during the second half of fiscal year 2019 and we continue to invest in our leadership team and are increasing our capabilities in India to better serve our customers. We are confident that both of these investments will result in increased profitability in the future.

The Company’s order backlog was $101.8M at July 31, 2019 compared to $100.8M at April 30, 2019.

The Board of Directors also approved this morning a dividend of $0.19 per share, payable on September 24, 2019 to stockholders of record at the close of business on September 10, 2019. We are confident in Kewaunee’s long term potential and recognize the importance of returning capital to our shareholders in this manner.

Strategic Direction and Outlook

Kewaunee was founded in 1906 and has faced challenging times throughout its 113 year history. I am confident that, as in the past, we will be able to take the necessary steps to navigate our current environment and return to a position of sustained profitability.

Our vision and winning aspiration is “to be the global supplier of choice with customers in the lab furniture and infrastructure markets.”

Critical to achieving this are our core values. Our core values are our North Star; they never change, whether we are navigating times of abundance or times of want. I am committed to leading this organization in a manner that is transparent about the importance of our core values and expects and encourages our 800+ Associates to exhibit them on a daily basis.

Embodying our core values is Kewaunee’s global management team, which has the experience gained within as well as outside of Kewaunee to lead the change required to realize the Company’s vision of not just being a defacto market leader, but rather to lead the market with intention. Our team is “all-in” and aligned in working to achieve Kewaunee’s vision.

Kewaunee is active in multiple sectors in the market and will continue to focus on increasing the Company’s penetration of the health, industrial and education market segments. The application for our products is broad and we currently don’t play in each of these segments to an equal degree, thus presenting opportunities to educate customers on the value that a relationship with Kewaunee may bring.

As we move forward, I believe that the market for the products we make and services we provide remains attractive on a global basis as funding of research and development activities remains intact. Further, the architects and lab planners in the lab space, which are good barometers of activity, continue to have a healthy backlog of projects on the drawing board.

As I look to the rest of the current fiscal year that began May 1, 2019, I see Kewaunee’s International segment growing faster than the market based on our position in India and Middle East as well as investments we have made to better compete within the laboratory furniture and infrastructure value chain. Domestically, the Company’s order backlog shrank in fiscal year 2019, so as we work to re-build the backlog, growth in the fiscal year will be a bit more of a challenge; however, we have taken actions to be more aggressive in the marketplace and are already seeing the fruits of these actions.

In the near term, Kewaunee is focused on three primary objectives:

First, operate consistently at higher levels – The reality of our operations is that we need to feed our facilities at certain operating levels in order to generate the return that we would expect from our invested capital. Doing so requires us to win consistently in the marketplace with all of our channel partners.

Second, do what we do well – The pursuit of excellence is an endless quest, and we have many opportunities to improve what we do in how we design and market products, engage with our channel partners and suppliers and how we serve our customers. I believe that being the best at what we do will be rewarded in the marketplace and is something on which we will continually focus.

Third and finally, strengthen our balance sheet – We have taken a step backwards here based on our performance in fiscal 2019. It is imperative that we return to generating cash domestically, paying off our two term loans and paying down our line of credit. Strengthening our balance sheet will also position us to take advantage of opportunities in the marketplace when they arise.

In the longer term, there are opportunities to re-define our value proposition which will require an investment in organic and outside growth strategies. We see opportunities to bring new and innovative products to the market. We have also identified a number of products that our existing customers are purchasing elsewhere that we have the capability to produce and have begun planning to do so.

Finally, there are a number of geographic markets that we have not historically attempted to enter as well as a number of adjacent market segments where products which are similar to ours are bought on a routine basis which we have not historically pursued. We intend to evaluate both for opportunities for growth.

The reality is, my challenge in shaping and executing the Company’s strategy, not just for next year, but for the next five to ten years, is just beginning. As my thinking evolves, I look forward to sharing this evolution with our shareholders.

To wrap up, we want to again thank our many loyal customers, dealers, direct sales representatives, and our national stocking distributor for their support. We want to recognize all of our Associates worldwide for their hard work, dedication, and valuable contributions. We would also like to thank our many shareholders for your continuing support and our Board of Directors for their ever-present counsel.

Our priorities remain to provide our shareholders with an excellent return on their investment, our customers with the best quality service and products, and our Associates with rewarding jobs and opportunities for advancement.

Thank you,

President and Chief Executive Officer

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